UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 8, 2005

Plantronics, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 8, 2005, Plantronics Inc. ("the Company") accelerated the vesting of certain unvested and "out-of-the-money" stock options outstanding under the company’s stock plans that have exercise prices per share of $38.19 or higher. Options to purchase approximately 1.5 million shares of the company’s common stock became exercisable immediately.  In addition, in order to prevent unintended personal benefits to executive officers and directors, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual’s termination of employment.

Under the recently revised Financial Accounting Standards Board Statement No. 123, "Share-Based Payment," the Company will apply the expense recognition provisions relating to stock options beginning in the second quarter of fiscal 2006. As a result of the acceleration, the Company expects to reduce the stock option expense it otherwise would be required to record by approximately $6.0 million in fiscal 2006, $7.4 million in fiscal 2007, $7.4 million in fiscal 2008, $4.6 million in fiscal 2009, and $0.2 million in fiscal 2010 on a pre-tax basis.  The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles.

The Company believes that the acceleration is in the best interest of stockholders as it will reduce the company’s reported compensation expense in future periods in light of this new accounting regulations that will take effect in the second quarter of fiscal 2006.

PLANTRONICS, INC.

Date: March 10, 2005	By:	/s/ Barbara Scherer
Barbara Scherer
Senior Vice President and Chief Financial Officer